Exhibit 10.1

OSHKOSH TRUCK CORPORATION
(a Wisconsin corporation)

2004 Incentive Stock and Awards Plan
    Non-Employee Director Restricted Stock Award

[Participant]:

[Participant Address]:

Oshkosh Truck Corporation (the “Company”) and you hereby agree as follows:

You have been granted an award of shares of common stock of the Company constituting Restricted Stock under the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan (the “Plan”) with the following terms and conditions:

Grant Date:

Number of Shares of Restricted Stock:

Vesting Schedule:

Number of Shares of Restricted Stock	Vesting Date

One-third of Shares	1st anniversary of Grant Date

One-third of Shares	2nd anniversary of Grant Date

One-third of Shares	3rd anniversary of Grant Date

You will forfeit any shares of Restricted Stock that are not vested as of the date you cease to be a member of the Board for reasons other than death, Disability or Retirement. Any shares of Restricted Stock that are not vested will become fully vested at the time you cease to be a member of the Board (within the meaning of Plan Section 16(b)) as a result of death, Disability or Retirement.

Restrictions on Transferability: You may not sell, transfer, pledge or otherwise alienate or hypothecate any of your shares of Restricted Stock until they are vested.

Issuance of Share Certificates: The Company will issue certificate(s) in your name evidencing your shares of Restricted Stock as soon as practicable following your execution of this Award. In addition to any other legends placed on the certificate(s), such certificate(s) will bear substantially the following legend:

The shares of Stock represented by this certificate are subject to forfeiture, and the sale or other transfer of the shares of Stock represented by this certificate (whether voluntary or by operation of law) is subject to certain restrictions, as set forth in a Restricted Stock Award, dated as of ______________________, by and between Oshkosh Truck Corporation and the registered owner hereof. A copy of such Award may be obtained from the Secretary of Oshkosh Truck Corporation.

Upon the vesting of shares of Restricted Stock, you will be entitled to a new certificate(s) for the Shares that have vested, without the foregoing legend, upon making a request for such certificate to the Secretary of the Company.

Voting Rights and Dividends: While the shares of Restricted Stock are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Stock, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the shares of Restricted Stock with respect to which they were paid.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your award of Restricted Stock and definitions of capitalized terms used and not defined in this Award can be found in the Plan, a copy of which is attached hereto.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed, and you have executed this Award Agreement, all as of the Grant Date stated above.

OSHKOSH TRUCK CORPORATION
By: ___________________________
Robert G. Bohn
Chairman, President and
Chief Executive Officer
Accepted:
By: ____________________________
Participant Name [Typed]